Exhibit 28(e)(16) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit P

to the

Distributor's Contract

Federated Ultrashort Bond Fund

Class R6 Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 1993 between Federated Total Return Series, Inc. and Federated Securities Corp., Federated Total Return Series, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the Class R6 Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2019.

FEDERATED TOTAL RETURN SERIES, INC.

By:___________________________

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: _____________________________

Name: Paul A. Uhlman

Title: President